Exhibit 99.1

Media Contact:
Heidi McKinley
214.443.7578
heidi.mckinley@edelman.com

FOR IMMEDIATE RELEASE

Heelys® Names Don Carroll President and Chief Executive Officer

Appointment Underscores Company’s Strategic Brand and Growth Initiatives

DALLAS (May 22, 2008) – The Board of Directors of Heelys, Inc. (NASDAQ: HLYS), the youth sports lifestyle company, announces that Senior Vice President of Marketing Don Carroll, has been named President and Chief Executive Officer, effective May 20.

As President and CEO, Carroll will have responsibility for executing Heelys’ strategic brand initiative and long-term growth objectives, as well as the company’s day-to-day operations.

Ralph T. Parks, who has served as interim CEO since January 29, 2008, will remain a member of Heelys’ board of directors.  “Don is both a leader and team builder and Heelys will benefit immensely from his increased level of responsibilities,” said Mr. Parks.

Carroll joined Heelys on January 2, 2008 as senior vice president of marketing, a newly created position for the company.  Since then, he has served as a member of the company’s executive team and provided leadership over the company’s strategy development, brand management, marketing, intellectual property portfolio and product development.  His synergistic leadership style and commitment to product innovation make him a natural choice for the position.

“Don is an exceptionally gifted and collaborative leader who possesses a unique combination of strategic thinking, branding and operational expertise.  In his short tenure with Heelys, he has demonstrated leadership in the development and implementation of the company’s long-term business plan,” said Gary L. Martin, Chairman of Heelys’ board of directors.  “We anticipate a very smooth transition and are confident that Don has the strategic vision to take Heelys to the next level.”

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Carroll has 20 years of experience in the consumer products industry that includes management, marketing, strategic planning and product development.  Prior to joining Heelys, Carroll served as managing director of Vector2Group, a Dallas-based management consultancy firm that he co-founded.  Prior to forming Vector2Group in 2006, Carroll served as chief marketing and brand officer for RadioShack Corporation.

Carroll began his RadioShack career in 1998 and rapidly ascended into executive management, becoming the youngest Vice President and Senior Vice President in RadioShack history.  Carroll’s seven promotions in less than eight years included roles in Marketing Communications, Product Marketing, Wireless Marketing, Business Unit General Management and Strategic Planning.  He is widely seen as having both a strategic mindset and the ability to drive cross functional execution.   His broad operational background, keen leadership skills and professional reputation made him the ideal change agent to plan and execute strategic initiatives such as spearheading RadioShack’s $1.4 billion wireless carrier transition.

Carroll’s other notable accomplishments include modernizing the corporate marketing mix, reviving a struggling $1.3 billion Business Unit, launching multiple branded store-in-store concepts and reigniting product, promotion and retail format innovation to drive differentiation.  In 2002, he created Zip Zaps, miniature radio controlled cars exclusive to RadioShack, to position the consumer electronics leader as a product innovator and thought leader and to drive holiday sales in a down economy.  Zip Zaps became one of the most popular holiday gifts in North America.

Previously, Carroll spent six years with Ogilvy & Mather where he was recognized as one of the firm’s top 20 worldwide talents.

Carroll holds two Bachelor degrees from Texas State University and a Master’s in Science & Technology Commercialization from the University of Texas at Austin.

Heelys is internationally distributed in over 70 countries. The company’s footwear and apparel is available in more than 10,000 retail and sporting goods stores in the U.S. and in Canada, Latin America, South America, Europe, Asia Pacific and the Middle East.

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About Heelys, Inc.

(NASDAQ: HLYS) Heelys, Inc. designs, markets and distributes innovative, action sports-inspired products under the HEELYS® brand targeted to the youth market.  The Company’s primary product, HEELYS-wheeled footwear, is the patented dual-purpose footwear that incorporates a stealth, removable wheel in the heel.  HEELYS-wheeled footwear allows the user to seamlessly transition from walking or running to skating by shifting weight to the heel.  Users can transform HEELYS-wheeled footwear into street footwear by removing the wheel.  HEELYS-wheeled footwear provides users with a unique combination of fun and style that differentiates it from other footwear and wheeled sports products.

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Forward Looking Statements

Certain information in this press release may be deemed to constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements anticipated in the forward looking statements. Certain of the risks and uncertainties and other factors include, without limitation, the fact that substantially all of the Company’s net sales are generated by one product, the Company may not be able to successfully introduce new product categories, the Company’s intellectual property may not restrict competing products that infringe on its patents from being sold, the Company’s dependence on independent manufacturers, continued changes in fashion trends and consumer preferences and general economic conditions, and additional factors which are detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008, available at www.sec.gov. Readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.